EXHIBIT 99.1

Wilhelmina International, Inc. Reports Results for Second Quarter 2018

Second Quarter Financial Results

(in thousands)	Q2 18	Q2 17	YOY Change	Q2 18 YTD	Q2 17 YTD	YOY Change
Total Revenues	$20,596	$18,285	12.6%	$40,312	$37,436	7.7%
Operating Income	522	73	*	886	174	*
Income Before Provision for Taxes	473	22	*	792	43	*
Net Income (Loss)	364	(52)	*	589	(43)	*
EBITDA**	734	273	168.9%	1,314	540	143.3%
Adjusted EBITDA**	848	439	93.2%	1,557	881	76.7%
Pre-Corporate EBITDA**	1,108	674	64.4%	2,154	1,462	47.3%
*Not meaningful. **Non-GAAP measures referenced are detailed in the disclosures at the end of this release.

DALLAS, Aug. 10, 2018 (GLOBE NEWSWIRE) -- Wilhelmina International, Inc. (Nasdaq:WHLM) ("Wilhelmina" or the "Company") today reported revenues of $20.6 million and net income of $364 thousand for the three months ended June 30, 2018, compared to revenues of $18.3 million and net loss of $52 thousand for the three months ended June 30, 2017.  For the six months ended June 30, 2018, Wilhelmina reported revenues of $40.3 million and net income of $589 thousand compared to revenue of $37.4 million and net loss of $43 thousand for the six months ended June 30, 2017. The increases in revenues when compared to the same periods of the prior year were primarily due to a increase in model bookings and contributions from new initiatives. Increased operating income was primarily the result of increases in service revenues compared to relatively unchanged operating expenses. As a result, EBITDA, Adjusted EBITDA and Pre-Corporate EBITDA also increased during the first half of 2018 compared to the same period prior year.

Mark Schwarz, Executive Chairman of Wilhelmina, said, “The Company’s results in the second quarter demonstrated an overall improvement in trends with growth in revenue, growth in earnings, $1.3 million in cash flows from operating activities and an ending cash balance of $4.6 million.  Year to date, including subsequent to the end of the second quarter, the Company has repurchased 112,138 shares at an average price of $6.97 for a total of $781,531. Inclusive of these purchases, since the 2012 initiation of the Company’s current repurchase program, 1,202,508 shares have been repurchased at an average price of approximately $4.72 per share, for a total of approximately $5.7 million.”

William Wackermann, Chief Executive Officer of Wilhelmina, said, “Wilhelmina had a strong second quarter driven by a solid performance in model bookings and growth in our Studio and Aperture businesses.  We continue to position the brand for future growth through innovation across talent categories. I am proud of our team and their efforts during the first half of 2018, and we will continue to push to make the second half a continued success.”

Financial Results

Net income for the three and six months ended June 30, 2018 was $364 thousand and $589 thousand, or $0.07 and $0.11 per fully diluted share, compared to net losses of $52 thousand and $43 thousand, or $0.01 and $0.01 per fully diluted share, for the three and six months ended June 30, 2017.

Pre-Corporate EBITDA was $1.1 million and $2.2 million for the three and six months ended June 30, 2018, compared to $674 thousand and $1.5 million for the three and six months ended June 30, 2017.

The following table reconciles reported net income under generally accepted accounting principles to EBITDA, Adjusted EBITDA and Pre-Corporate EBITDA for the three and six months ended June 30, 2018 and 2017.

(in thousands)	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Net (loss) income	$ 364	$ (52)	$ 589	$ (43)
Interest expense	22	28	47	57
Income tax expense	109	74	203	86
Amortization and depreciation	239	223	475	440
EBITDA	$ 734	$ 273	$ 1,314	$ 540
Foreign exchange loss	27	14	47	36
Loss from unconsolidated affiliate	-	9	-	38
Share-based payment expense	87	143	196	267
Adjusted EBITDA	$ 848	$ 439	$ 1,557	$ 881
Corporate overhead	260	235	597	581
Pre-Corporate EBITDA	$ 1,108	$ 674	$ 2,154	$ 1,462

Changes in net income, EBITDA, Adjusted EBITDA and Pre-Corporate EBITDA for the three and six months ended June 30, 2018, when compared to the three and six months ended June 30, 2017, were primarily the result of the following:

  Revenues net of model costs increased for the three and six months ended June 30, 2018 by 6.6% and 7.2% primarily due to an increase in core model bookings and new initiatives that contributed to growth during the first half of 2018;

  Salaries and service costs decreased by 1.6% and 1.9% for the three and six months ended June 30, 2018 primarily due to changes in personnel to better align the number of employees at each Wilhelmina office with the needs of each geographic region, a reduction in share based payment expense, and more effective management of T&E during the first half of 2018;

  Office and general expenses decreased by 6.4% and for the three months ended June 30, 2018, primarily due to costs associated with reduced legal services. For the six months ended June 30, 2018, office and general expenses increased by 5.9% primarily due to increased legal expenses in 2018;

  Amortization and depreciation expense increased by 7.2% and 8.0% for the three and six months ended June 30, 2018, primarily due to new equipment being placed in service in recent months; and

  Corporate overhead expenses increased by 10.6 and 2.8% for the three and six months ended June 30, 2018, primarily due to higher stock exchange fees and SEC related legal costs.

Wilhelmina’s stock repurchase program enables it to repurchase up to an aggregate of 1,500,000 shares of common stock.  The shares may be repurchased from time to time in the open market or through privately negotiated transactions at prices deemed appropriate.  During the first six months of 2018, 12,138 shares were repurchased under the stock repurchase program.  As of June 30, 2018, an additional 397,492 shares could yet be purchased under the Company’s stock repurchase program.  Subsequent to June 30, 2018, an additional 100,000 shares were repurchased.  From inception to August 10, 2018, 1,202,508 shares have been repurchased.

WILHELMINA INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	(Unaudited)
	June 30, 2018	December 31, 2017

ASSETS
Current assets:
Cash and cash equivalents	$4,617	$4,256
Accounts receivable, net of allowance for doubtful accounts of $2,192 and $2,171, respectively	15,095	13,627
Prepaid expenses and other current assets	319	180
Total current assets	20,031	18,063

Property and equipment, net of accumulated depreciation of $2,786 and $2,349, respectively	2,806	3,039
Trademarks and trade names with indefinite lives	8,467	8,467
Other intangibles with finite lives, net of accumulated amortization of $8,646 and $8,608 respectively	90	128
Goodwill	13,192	13,192
Other assets	127	137

TOTAL ASSETS	$44,713	$43,026

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$4,797	$3,985
Due to models	10,590	10,190
Contingent consideration to seller - current	-	-
Term loan - current	537	524
Total current liabilities	15,924	14,699

Long term liabilities:
Deferred income tax liability	584	521
Term loan - non-current	1,351	1,623
Total long-term liabilities	1,935	2,144

Total liabilities	17,859	16,843

Shareholders’ equity:
Common stock, $0.01 par value, 9,000,000 shares authorized; 6,472,038 shares issued at
June 30, 2018 and December 31, 2017	65	65
Treasury stock, 1,102,508 and 1,090,370 at June 30, 2018 and December 31, 2017, at cost	(4,975)	(4,893)
Additional paid-in capital	88,088	87,892
Accumulated deficit	(56,296)	(56,885)
Accumulated other comprehensive income (loss)	(28)	4
Total shareholders’ equity	26,854	26,183

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$44,713	$43,026

WILHELMINA INTERNATIONAL, INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
For the Three and Six Months Ended June 30, 2018 and 2017
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenues:
Revenues	$20,580	$18,285	$40,282	$37,408
License fees and other income	16	-	30	28
Total revenues	20,596	18,285	40,312	37,436

Model costs	14,905	12,946	28,747	26,645

Revenues net of model costs	5,691	5,339	11,565	10,791

Operating expenses:
Salaries and service costs	3,472	3,528	7,031	7,164
Office and general expenses	1,198	1,280	2,576	2,432
Amortization and depreciation	239	223	475	440
Corporate overhead	260	235	597	581
Total operating expenses	5,169	5,266	10,679	10,617
Operating income	522	73	886	174

Other expense:
Foreign exchange loss	(27)	(14)	(47)	(36)
Loss from unconsolidated affiliate	(22)	(9)	(47)	(38)
Interest expense	-	(28)	-	(57)
Total other expense	(49)	(51)	(94)	(131)

Income before provision for income taxes	473	22	792	43

Provision for income taxes: (expense) benefit
Current	(56)	(65)	(140)	(125)
Deferred	(53)	(9)	(63)	39
Income tax expense	(109)	(74)	(203)	(86)

Net income (loss)	$364	$(52)	$589	$(43)

Other comprehensive income (expense):
Foreign currency translation income (expense)	(75)	20	(32)	65
Total comprehensive income (loss)	289	(32)	557	22

Basic net income (loss) per common share	$0.07	$(0.01)	$0.11	$(0.01)
Diluted net income (loss) per common share	$0.07	$(0.01)	$0.11	$(0.01)

Weighted average common shares outstanding-basic	5,375	5,382	5,378	5,382
Weighted average common shares outstanding-diluted	5,375	5,404	5,378	5,404

WILHELMINA INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOW
For the Six Months Ended June 30, 2018 and 2017
 (In thousands)
(Unaudited)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities:
Net income:	$589	$(43)
Adjustments to reconcile net income to net cash used in operating activities:
Amortization and depreciation	475	440
Share based payment expense	196	267
Deferred income taxes	63	(39)
Bad debt expense	75	79
Changes in operating assets and liabilities:
Accounts receivable	(1,543)	(879)
Prepaid expenses and other current assets	(139)	532
Other assets	10	49
Due to models	400	(1,585)
Accounts payable and accrued liabilities	812	(432)
Contingent liability to seller	-	(97)
Net cash used by operating activities	938	(1,708)

Cash flows from investing activities:
Purchases of property and equipment	(204)	(478)
Net cash used in investing activities	(204)	(478)

Cash flows from financing activities:
Purchases of treasury stock	(82)	-
Repayment of term loan	(259)	(248)
Net cash used in financing activities	(341)	(248)

Foreign currency effect on cash flows:	(32)	65

Net change in cash and cash equivalents:	361	(2,369)
Cash and cash equivalents, beginning of period	4,256	5,688
Cash and cash equivalents, end of period	$4,617	$3,319

Supplemental disclosures of cash flow information:
Cash paid for interest	$46	$57
Cash refund of income taxes	$10	$69

Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA and Pre-Corporate EBITDA represent measures of financial performance that are not calculated and presented in accordance with U.S. generally accepted accounting principles (“non-GAAP financial measures”). The Company considers EBITDA, Adjusted EBITDA and Pre-Corporate EBITDA to be important measures of performance because they:

  are key operating metrics of the Company's business;
  are used by management in its planning and budgeting processes and to monitor and evaluate its financial and operating results; and
  provide stockholders and potential investors with a means to evaluate the Company's financial and operating results against other companies within the Company's industry.

The Company's calculation of non-GAAP financial measures may not be consistent with similar calculations by other companies in the Company's industry. The Company calculates EBITDA as net income plus interest expense, income tax expense, and depreciation and amortization expense.  The Company calculates “Adjusted EBITDA” as EBITDA plus foreign exchange gain/loss plus gain/loss from unconsolidated affiliate plus share-based payment expense and certain significant non-recurring items that the Company may include from time to time. The Company calculates “Pre-Corporate EBITDA” as Adjusted EBITDA plus corporate overhead expense, which includes director compensation, SEC compliance costs, audit and professional fees, and other public company costs.

Non-GAAP financial measures should not be considered as alternatives to net and operating income as an indicator of the Company's operating performance or cash flows from operating activities as a measure of liquidity or any other measure of performance derived in accordance with generally accepted accounting principles.

Form 10-Q Filing

Additional information concerning the Company's results of operations and financial position is included in the Company's Form 10-Q for the second quarter ended June 30, 2018 filed with the Securities and Exchange Commission on August 10, 2018.

Forward-Looking Statements

This press release contains certain “forward-looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relating to the Company are based on the beliefs of the Company’s management as well as information currently available to the Company’s management. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect” and “intend” and words or phrases of similar import, as they relate to the Company or Company management, are intended to identify forward-looking statements. Such forward-looking statements include, in particular, projections about the Company’s future results, statements about its plans, strategies, business prospects, changes and trends in its business and the markets in which it operates. Additionally, statements concerning future matters such as gross billing levels, revenue levels, expense levels, and other statements regarding matters that are not historical are forward-looking statements. Management cautions that these forward-looking statements relate to future events or the Company’s future financial performance and are subject to business, economic, and other risks and uncertainties, both known and unknown, that may cause actual results, levels of activity, performance, or achievements of its business or its industry to be materially different from those expressed or implied by any forward-looking statements. Should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not undertake any obligation to publicly update these forward-looking statements. As a result, no person should not place undue reliance on these forward-looking statements.

About Wilhelmina International, Inc. (www.wilhelmina.com):

Wilhelmina, and its other subsidiaries, is an international full-service fashion model and talent management service, specializing in the representation and management of leading models, celebrities, artists, photographers, athletes, and content creators. Established in 1967 by fashion model Wilhelmina Cooper, Wilhelmina is one of the oldest and largest fashion model management companies in the world. Wilhelmina is publicly traded on Nasdaq under the symbol WHLM.  Wilhelmina is headquartered in New York and, since its founding, has grown to include operations in Los Angeles, Miami, London and Chicago. Wilhelmina also owns Aperture, a talent and commercial agency located in New York and Los Angeles. For more information, please visit www.wilhelmina.com and follow @WilhelminaModels.

CONTACT: Investor Relations
Wilhelmina International, Inc.
214-661-7488
ir@wilhelmina.com